April 1, 2014

Mr. Christopher J. Meinerz

2517 East Desert Willow Drive

Phoenix, AZ  85048

RE:      Offer of Employment

Dear Christopher:

On behalf of SPINDLE,INC.(the “ Company”), I am pleased to offer you the position of Chief Financial Officer and Chief Compliance Officer beginning on April1, 2014. The offer terms and conditions are as follows:

You will be expected to perform various duties consistent with your position.  You will report to [William Clark, Chief Executive Officer].   The Company may change your position, duties, and work location from time to time as it deems necessary.

Your employment with the Company will be “at-will,” which means that it will be for no specified term and your employment may be terminated by you or the Company at any time, with or without cause or notice.

Your initial compensation will be at the annual rate of $180,000 less payroll deductions and all required withholdings.  You will  be  paid  semi-monthly  or  otherwise  as  required  by  applicable  State  law.

The Company acknowledges  and agrees that the initial compensation  is based upon this agreement  having a minimum term of three months and you will, at your discretion and as the Company's requirements for your services allow, continue to dedicate one day per work week in the physical office of your former employer until such services are no longer required by your former employer.  At such time that your services are no longer required by your former employer, your initial compensation will be increased to an annual rate of $200,000 less payroll deductions and all required withholdings.   You will provide no less than 30 days' notice of your change in status with your former employer.

You will be entitled to participate in any employee benefit or group insurance plan that may from time-to time be  adopted  by  the  Company  that  is  generally  available  to  the  other  full-time  employees  of  the Company, subject to the terms and conditions of such benefits and plans. The Company reserves the right to amend, modify or cancel any employee benefit or insurance plan it offers at any time for any reason. The Company currently offers a PPO health insurance plan, which is currently provided by Blue Cross of AZ, as well as a dental and vision plan.

You will earn Paid Time Off (“ PTO” ) at the rate of 15 days per year or 10 hours per month (5 hours per pay period), accruing  prospectively  from the date that you become employed  by the Company.  PTO may be used if you are sick, for any personal reason, or for vacation. PTO must be fully used each calendar year and will not rollover.

Upon the commencement of your employment with the Company,  and at the next grant cycle, you will be eligible to receive a stock option grant of 90,000 options to purchase shares of the Company's  common stock. Such option grant shall be made in accordance with, and subject to the vesting terms and conditions of the Company's option plan.

As a condition of employment, you will be required to sign and comply with the terms of the Spindle Inc. Confidentiality, Noncompete, Nonsolicit and Assignment Agreement (the “Agreement”), a copy of which accompanies this letter.

This letter, together with the Agreement, forms the complete and exclusive statement of the terms of your employment  with the Company.  To the extent there is any conflict between the terms of this letter and any other Company  document  or policy, the terms  of this letter control.   The terms of this letter agreement cannot be modified, except in a writing signed by a Company officer.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.  This Agreement will be binding upon your heirs. executors. administrators. and other legal representatives  and will be for the benefit of the Company, its successors, and its assigns.

Please sign and date this letter, and return it to me by April 1, 2014, if you wish to accept employment  with the Company  under the terms described  above.   By signing and accepting this offer, you represent  that (i) you are not subject to any preexisting contractual or other legal obligation with any person, company or business enterprise which may impede your employment with, or your providing services to, the Company as its employee,  and (ii) you do not have, and will not bring onto Company premises, or use in the course of your employment  with the Company, any confidential or proprietary  information  of another  person, company or business enterprise to whom or to which you previously provided services.

We look forward to your favorable reply and to a productive and enjoyable work relationship.   If you have any questions regarding this letter, please contact me at (480) 295-8059.

Sincerely,

Spindle, Inc.

/s/ William Clark

William Clark

Chief Executive Officer, President and

Director

Accepted and Agreed:

/s/ Christopher J. Meinerz

Christopher J. Meinerz

4/1/14

Date

CONFIDENTIALITY, NONCOMPETE, NONSOLICIT AND ASSIGNMENT AGREEMENT

This Agreement is entered into as of April 1, 2014, (the “Effective Date”) by and between Spindle Inc. (the “Company”), and Christopher J. Meinerz (“Employee”).

Employee  agrees as follows:

1.

Confidentiality

(a)

“Confidential Information” means proprietary and other confidential information that the Company  has or will develop, compile or own, or that the Company  receives from third parties under  conditions of confidentiality. The term is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company or its customers are engaged, or in which they may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company. Confidential information includes,  without limitation, any patent application, copyright, trademark, trade  name, service mark, service  name, “know-how,” negative “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreements, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product  development techniques or plans, business acquisitions plans,  science or technical information, ideas, discoveries, designs, computer programs (including some codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company,  whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans,  reports, records, documents and other  evidence thereof. The term 'Confidential Information “does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other  than as a result of an unauthorized disclosure  by Employee.

(b)

Employee  acknowledges that the information, observations and data obtained by him while employed  by the Company concerning the business and  affairs  of the Company are the property of the Company.  Therefore,  Employee agrees that, during and after  the term of employment, Employee will not, directly  or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee's own benefit or for the benefit of anyone other  than the Company, any Confidential Information; provided however that Confidential Information  may be disclosed to officers, representatives, employees and agents of the Company who need to know such  Confidential Information in order to perform the services or conduct  the operations required or expected of them  in the business. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each person or entity were bound hereby.  Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any such information is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.  At the request of the Company, Employee agrees to deliver to the Company, at any time during the term of employment, or thereafter, all Confidential Information which he may possess or control.  Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the term  of employment exclusively belongs to the Company  and not to the Employee.   Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company  to establish and confirm such exclusive ownership.

2.

Non-Competition

(a)

Employee acknowledges that in the course of his work for the Company,  he will become familiar with the Company's Confidential Information and that his services  will be of special,  unique  and extraordinary value to the Company.

(b)

Employee  agrees that during his Employment with  the Company, and for either (i) a period of twelve months after  the termination of his employment with the Company or (ii) a period of time after  the termination of his employment with the Company equal to the duration of his employment with the Company if such duration is less than twelve months, he will not, except on behalf of the Company, perform  any work or services,  directly  or indirectly, with respect to any person  or entity, if such work or services is of any type performed  by Employee for the Company with respect  to the same such person  or entity, or any affiliate of the same  such person or entity, during the prior year.

3.

Non-Solicitation

Employee agrees that while employed by the Company,  and for either (i) a period of twelve months  after  the termination of his employment with  the Company or (ii) a period of time after  the termination of his employment with the Company equal to the duration of his employment with the  Company if such duration is less than twelve months, he will not directly or indirectly, for himself or on behalf  of any other  person  or entity:

(a)

solicit, seek to employ, or seek to retain the services of any person who is providing services  to Company  as an employee, independent contractor or consultant; or

(b)

solicit, persuade, or induce  any person or entity who is or was a customer of Company to (1) refrain from being a customer of Company or (2) become a customer of another business in competition with  the Company.

4.

Inventions, Discoveries   Employee acknowledges that any inventions, discoveries or trade secrets, whether patentable or not, made or found by Employee in the scope of his employment with the Company constitute property of the Company and that any rights  therein now held or hereafter acquired by Employee individually or in any capacity are hereby transferred and assigned to the Company, and agrees to execute and deliver any confirmatory  assignments, documents or instruments of any nature necessary to carry out the intent of this paragraph when requested by the Company without further compensation, whether or not Employee is at the time employed by the Company.

5.

Equitable Remedies

Employee  acknowledges  and  agrees  that performance  of Employee's covenants,  agreements, and other obligations,  as set forth  herein, are vital and  unique  to Company, and  that any breach  or default  would give rise  to significant  and  irreparable injury to Company for which money damages are an inadequate remedy.  Therefore, if any action or proceeding is instituted by or on behalf of Company to enforce any of the terms or provisions of this Agreement, Employee hereby waives the claim or defense thereto that Company has an adequate remedy at law or has not been, or is not being, irreparably injured thereby, and the same shall be enforceable by temporary or permanent injunction, restraining order, or decree of specific performance (without the requirement of any bond).

Employee further agrees that in the event any such action is instituted by or on behalf of Company,  Employee  shall   be  responsible   for  all  damages   incurred  by  Company  in connection  with  such  breach  or  default,   including  the  reasonable fees  of  Company's attorneys and  their  support staff.    The  remedies  provided  in  this  Paragraph shall  be cumulative and  not exclusive, and in addition  to any other  remedies  that  Company  may have pursuant to this Agreement or applicable law.

6.

Governing Law

This Agreement shall be subject  to and governed by the laws of the State of Arizona without regard to conflicts of law principle

Dated: April 1, 2014	/s/ Christopher J. Meinerz
Signature